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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

April 24, 2020
Date of Report (Date of earliest event reported)
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Penumbra, Inc.
(Exact name of registrant as specified in its charter)
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Delaware	001-37557	05-0605598
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. employer identification number)
One Penumbra Place
Alameda, CA 94502
(Address of principal executive offices, including zip code)

(510) 748-3200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, Par value $0.001 per share	PEN	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

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Item 1.01.	Entry into a Material Definitive Agreement.

The information set forth in Item 2.03 below is hereby incorporated by reference into this Item 1.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Off-Balance Sheet Arrangement of a Registrant.

On April 24, 2020, Penumbra, Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent and lender, and Bank of America, N.A. and Citibank, N.A. as lenders. The Credit Agreement is secured and provides for up to $100 million in available revolving borrowing capacity with an option, subject to certain conditions, for the Company to increase the aggregate borrowing capacity to up to $150 million, and matures on April 23, 2021.

The revolving loans under the Credit Agreement will be available for general corporate purposes, including working capital and capital expenditures. In addition to allowing borrowings in US dollars, the Credit Agreement provides for borrowings in euros, Pounds Sterling and any other currency that is subsequently approved by JPMorgan and each lender. The initial commitment of the lenders under the Credit Agreement is $100 million. Subject to customary conditions and the approval of any lender whose commitment would be increased, the Company has the option to increase the maximum principal amount available under the Credit Agreement by up to an additional $50 million, resulting in a maximum available principal amount under the Credit Agreement of $150 million. The Credit Agreement provides a sublimit of up to $10 million for letters of credit, a sublimit of up to $10 million for swing-line loans, and a sublimit of up to $15 million for borrowings in available foreign currencies.

The revolving loans under the Credit Agreement bear interest at: 1) the adjusted LIBO rate or adjusted EURIBO rate, as applicable, plus an applicable rate, for eurocurrency revolving borrowing; or 2) an alternate base rate plus an applicable rate, for revolving borrowing in US Dollars. The Company will also pay a commitment fee of 0.35% per annum, payable quarterly in arrears, on the average daily unused amount of the revolving facility. The obligations of the Company under the Credit Agreement are secured by a lien on all property owned, leased or operated by the Company, subject to certain exceptions, as well as by its equity interest in certain of its subsidiaries.

The Credit Agreement contains representations, warranties and ongoing affirmative and negative covenants and agreements that are typical for this type of Credit Agreement. These covenants include, but are not limited to, limitations on certain indebtedness, liens, investments, transactions with affiliates, dividends and other restricted payments, subordinated indebtedness and amendments to subordinated indebtedness documents and certain sale and leaseback transactions of the Company or its subsidiaries. The Credit Agreement also requires the Company to maintain a minimum fixed charge coverage ratio and a leverage ratio of less than the level specified therein.

The Credit Agreement also contains usual and customary events of default, which include, but are not limited to: non-payment of principal, interest, fees and other amounts; material breach of a representation or warranty; non-performance of covenants and obligations; default on other material debt; bankruptcy or insolvency; material judgments; incurrence of certain material ERISA liabilities; and a change of control of the Company.

The foregoing description does not constitute a complete summary of the Credit Agreement and is qualified by reference in its entirety to the full text of the Credit Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1*	Credit Agreement, dated as of April 24, 2020, by and among Penumbra, Inc. and JPMorgan Chase Bank, N.A., as Administrative Agent and Lender, Citibank, N.A., as Lender, and Bank of America, N.A., as Lender
104	Cover Page Interactive Data File (formatted as Inline Extensible Business Reporting Language)

* Certain schedules and exhibits to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Penumbra, Inc.

Date: April 24, 2020	By:	/s/ Maggie Yuen
Maggie Yuen
Chief Financial Officer